Exhibit 24.1

POWER OF ATTORNEY – VENTYX BIOSCIENCES, INC. DIRECTORS

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors of VENTYX BIOSCIENCES, INC., a Delaware corporation (the “Company”), hereby nominates and appoints RAJU MOHAN, MARTIN AUSTER and CHRISTOPHER KRUEGER, and each of them acting or signing singly, as such director’s agents and attorneys-in-fact, in his respective name and in the capacity or capacities indicated below, to execute and/or file, with all exhibits thereto, and other documents filed in connection therewith or constituting a part thereof:

(1) a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of additional shares of common stock of the Company (“Common Stock”) that may be issued, effective as of January 1, 2024, pursuant to (i) Section 3.2 of the Ventyx Biosciences, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), and (ii) Section 3.2 of the Ventyx Biosciences, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”); and

(2) any one or more amendments to any part of the foregoing registration statement, including any post-effective amendments, or appendices or supplements that may be required to be filed under the Securities Act to keep such registration statement effective or to terminate its effectiveness.

Section 3.2 of the 2021 Plan provides that the maximum aggregate number of shares of Common Stock that may be issued under the 2021 Plan will be increased on the first day of each fiscal year beginning with the 2023 fiscal year, by a number of shares of Common Stock equal to the lesser of (i) 5,102,000 shares of Common Stock, (ii) five percent (5%) of the total number of shares of all classes of Common Stock of the Company outstanding on the last day of the immediately preceding fiscal year, and (iii) a lesser number of shares of Common Stock determined by the Company’s board of directors (the “Board”).

Section 3.2 of the 2021 ESPP provides that that the total number of shares of Common Stock reserved and available for issuance under the 2021 ESPP will be increased on the first day of each fiscal year beginning with the 2023 fiscal year, by a number of shares of Common Stock equal to the lesser of (i) 1,020,000 shares of Common Stock, (ii) one percent (1.0%) of the outstanding shares of Common Stock on the last day of the immediately preceding fiscal year, or (iii) an amount determined by the Board.

Further, the undersigned do hereby authorize and direct such agents and attorneys-in-fact to take any and all actions and execute and file any and all documents with the Securities and Exchange Commission (the “SEC”) or state regulatory agencies, necessary, proper or convenient in their opinion to comply with the Securities Act and the rules and regulations or orders of the SEC, or state regulatory agencies, adopted or issued pursuant thereto, to the end that the registration statement of the Company shall become effective under the Securities Act and any other applicable law.

Finally, each of the undersigned does hereby ratify, confirm and approve each and every act and document which the said appointment agents and attorneys-in-fact may take, execute or file pursuant thereto with the same force and effect as though such action had been taken or such documents had been executed or filed by the undersigned respectively.

This Power of Attorney shall remain in full force and effect until revoked or superseded by written notice filed with the SEC.

/s/ Onaiza Cadoret-Manier	Date:	December 21, 2023
Onaiza Cadoret-Manier

/s/ Sheila Gujrathi	Date:	December 21, 2023
Sheila Gujrathi

/s/ Allison Hulme	Date:	December 21, 2023
Allison Hulme

/s/ Somu Subramaniam	Date:	December 21, 2023
Somu Subramaniam

/s/ William White	Date:	December 20, 2023
William White